                                LICENCE AGREEMENT


             THIS AGREEMENT made as of the 18th day of July, 1996,


BETWEEN:

               CONTINENTAL WASTE CONVERSION INC., a body corporate duly incorporated under the laws of the Province of Alberta,
               (hereinafter referred to as "CWC"),

                                                              OF THE FIRST PART;

                                     - and -

               CONTINENTAL WASTE CONVERSION
               INTERNATIONAL INC., a body corporate duly incorporated under the laws of Delaware, (hereinafter referred to as "Delaware"),

                                                             OF THE SECOND PART.


          WHEREAS CWC has developed and owns certain valuable know-how and confidential information and has acquired certain property rights in respect of the Technology (as herein defined) and has the right to grant licences in respect of such property rights and to transfer to others certain valuable technology, know-how and confidential information relating to the Technology;

          AND WHEREAS Delaware acknowledges CWC's ownership of such know-how, confidential information and property rights;

          AND WHEREAS Delaware wishes to acquire from CWC certain licence rights to commercialize the Technology worldwide excepting only Canada;

          AND WHEREAS CWC has agreed to grant Delaware such licence upon the terms and subject to the conditions set forth herein:

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

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                                      -2-

                           ARTICLE 1 - INTERPRETATION

1.1       DEFINITIONS

          In this agreement, the following terms shall have the following meanings:

     (a) "Affiliate" shall mean any corporation or entity which controls a party to this agreement or is controlled either directly or indirectly by a party to this agreement;

     (b) "Confidential Information" shall mean any and all information and know-how relating to the Technology that is proprietary to the party disclosing it, excepting such information:

          (i) that is within the public domain at the date of disclosure or which thereafter enters the public domain through no fault of the party receiving such information;

          (ii) information that is already known to the recipient thereof at the time of its disclosure to such recipient;

         (iii) following its disclosure to the recipient thereof is received by such recipient without obligation of confidence from a third party who was lawfully in possession of such information and free of any obligation of confidentiality;

          (iv) received by a recipient under conditions which suggest approval from the disclosing party for the disclosure of such information;

          (v) information which is required in the reasonable opinion of legal counsel to be disclosed by applicable law or government regulation, provided that the party which is required to disclose any such information shall advise the other party in writing prior to making such disclosure and shall use all reasonable efforts to prevent such disclosure;

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                                      -3-

     (c) "Costs of Manufacturing" shall mean the actual costs reasonably incurred by CWC in designing and manufacturing Gas Generators at Calgary, Alberta, Canada, or such other location as shall be agreed upon between CWC and Delaware for and on behalf of Delaware or its Affiliates as provided herein;

     (d) "CWC Improvements" shall mean any improvement, modification or change to the Technology developed or created by or for CWC after the date hereof which continues to utilize any of the basic principles represented by, contained in or disclosed by the Technology;

     (e) "Delaware Improvements" shall mean any improvement, modification or change to the Technology discovered, developed or created by or for Delaware or by any Affiliate of Delaware;

     (f) "Existing Technology" shall mean the Technology as it exists as of the date hereof;

     (g) "Gas Generators" shall mean a system to dispose of domestic, industrial or agricultural waste utilizing the Technology, including burners and afterburners;

     (h) "Gross Manufacturing Costs" shall mean the costs invoiced to Delaware or its subsidiaries or Affiliates for the construction of Gas Generators plus fifteen (15%) percent of such costs;

     (i) "IDM Agreement" shall mean the agreement dated the 18th day of July, 1996, entered into between CWC and IDM Environmental Corp.;

     (j) "Technology" shall mean the technology acquired or developed as of the date hereof by CWC relating to the construction and operation of continuous-feed, oxygen-starved gas burners and afterburners capable of disposing of domestic, industrial or agricultural waste, and including the Confidential Information, property rights and know-how relating thereto now known by CWC or hereafter developed, enhanced or improved by the CWC Improvements.

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                                      -4-

1.2       CURRENCY

          All sums due under this agreement shall be paid in Canadian dollars.

1.3       GOVERNING LAW

          This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, and the parties hereto agree that all actions and proceedings relating in any way, directly or indirectly, to this agreement shall be exclusively in courts located in the Province of Alberta and consent to the service of process in any such action or proceeding by personal delivery or any other method permitted by law.

1.4       SEVERABILITY

          If any covenant, obligation, term or condition of this agreement shall, to any extent, be invalid, illegal or unenforceable, the remainder of this agreement shall not be affected thereby and each covenant, obligation, term and condition of this agreement shall be separately valid and enforceable to the fullest extent permitted by law.

                               ARTICLE 2 - LICENCE

2.1       GRANT OF LICENCE

          Subject to the rights already conferred to others as set out in Schedule "A" attached hereto (hereinafter referred to as the "Existing Rights to Technology"), CWC hereby grants to Delaware, as at and from the date hereof, the sole and exclusive right and licence to use and otherwise fully exploit the Technology throughout the world, excepting only Canada.

2.2       RESTRICTIONS ON ASSIGNING LICENCE

          Delaware shall be entitled to enter into agency agreements to authorize others to assist Delaware in marketing the Technology in areas other than Canada. It is agreed, however, that Delaware shall not, without the consent of CWC first had and obtained, which consent shall not be

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                                      -5-

unreasonably withheld or delayed, sell, transfer or assign the licence hereby granted to any persons other than a wholly-owned subsidiary. Any person to whom Delaware assigns this licence shall, as part of the assignment agreement, agree to be bound by the provisions of this licence agreement.

2.3       EXISTING RIGHTS TO TECHNOLOGY

          Delaware acknowledges that CWC is reserving the right to market and otherwise use and fully exploit the Technology in Canada, and Delaware further acknowledges that it has received copies of the contracts establishing the Existing Rights to Technology and that the granting of the licence to use the Technology as herein provided is subject to the Existing Rights to Technology.

2.4       KNOWLEDGE OF POTENTIAL CUSTOMERS

          In the event that CWC receives an inquiry, written or oral, from or identifies any potential customer for the use of the Technology outside of Canada, it shall promptly refer same to Delaware. In the event that Delaware receives an inquiry, written or oral, from or identifies any potential customer for use of the Technology in Canada, Delaware shall promptly refer same to CWC.

                               ARTICLE 3 - PAYMENT

3.1       ROYALTY

          Delaware shall pay to CWC a royalty equal to five (5%) percent of the Gross Manufacturing Costs. Such royalty shall be paid as construction of Gas Generators progresses in such increments as may be agreed to between the parties hereto.

3.2       RIGHT TO MANUFACTURE GAS GENERATORS

          Delaware and any Affiliate or subsidiary of Delaware undertake and agree to retain CWC to supply all of the Gas Generators directly or indirectly sold or otherwise disposed of by them or others on their behalf or benefit, and CWC undertakes and agrees to manufacture and deliver such Gas Generators to Delaware on commercially reasonable terms. It is further agreed that:

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                                      -6-

     (a) Delaware shall prepare and deliver to CWC detailed engineering drawings for each Gas Generator required, it being understood and agreed that CWC shall be consulted before any material changes to the Technology are incorporated into the detailed engineering drawings;

     (b) CWC shall, as soon as possible and in any event within ninety (90) days following receipt of completed engineering drawings for a Gas Generator from Delaware, obtain three proposals or bids from all significant subcontractors (the "Subcontractors");

     (c) should Delaware request CWC, at the time of delivering the engineering drawings to CWC, that it wishes CWC to obtain a proposal or bid from a specific subcontractor or subcontractors in connection with any Gas Generator, CWC shall obtain a proposal or bid from such subcontractor or subcontractors;

     (d) as soon as reasonably practicable following receipt of completed engineering drawings as aforesaid, CWC shall supply copies of the proposals or bids obtained by it as above provided and advise Delaware of the Costs of Manufacturing the Gas Generators required by Delaware and the proposed delivery schedule and other reasonable commercial terms relating to the construction of the Gas Generators at a price equal to the Costs of Manufacturing plus fifteen (15%) percent;

     (e) Delaware shall have the right, within thirty (30) days following receipt of the Costs of Manufacturing from CWC, to request that CWC use one of the subcontractors from which bids or proposals were obtained as aforesaid or to obtain an additional bid or bids, and the Costs of Manufacturing shall be adjusted accordingly. When Delaware is satisfied with the Costs of Manufacturing, it shall deliver written confirmation to CWC to proceed with the construction of the Gas Generators and thereafter a binding contract shall be entered into for the construction of the Gas Generators at the Costs of Manufacturing plus 15%;

     (f) should there be any dispute between Delaware and CWC as to the terms of the construction of Gas Generators, Delaware shall, acting reasonably, be entitled to place the order to manufacture and deliver the Gas Generator with another

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                                      -7-

          manufacturer having given CWC prior opportunity to satisfy Delaware's demand for performance.

                            ARTICLE 4 - BEST EFFORTS

4.1       BEST EFFORTS

          Delaware shall use its best efforts to market, sell, promote and create a demand for Gas Generators on a commercial scale. Without restricting the generality of the foregoing, it is understood and agreed that Delaware shall develop and implement a sales and marketing program either directly or through a subsidiary created for such purpose and shall use its best efforts to complete the projects described in the "Existing Contracts" as defined in the IDM Agreement.

                   ARTICLE 5 - WARRANTIES AND REPRESENTATIONS

5.1       WARRANTIES BY CWC

          CWC represents and warrants to Delaware as follows:

     (a) CWC is a corporation duly organized and existing under the laws of the Province of Alberta;

     (b) CWC has full power and authority to enter into this agreement and to license the Technology and to grant to Delaware the licence provided in section 2.1 hereof;

     (c) this agreement has been duly authorized, executed and delivered by CWC and constitutes a valid, binding and legally enforceable agreement of CWC;

     (d) the execution and delivery of this agreement and the performance of the covenants and agreements herein contained are not limited or restricted by and are not in conflict with any contract, agreement or other instrument to which CWC is bound;

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                                      -8-

     (e) CWC has no knowledge of any valid patent or other property right belonging to a third party which would be infringed by the exercise by Delaware of the licence or the use of the Technology by Delaware;

     (f) CWC has not infringed any patents, trademarks, trade name rights, service marks, copyrights, applications for any of the foregoing, or similar intellectual property of any person or entity. Attached hereto as Schedule "B" is a copy of a patent filed by Orville Burkinshaw relating to portions of the Technology and a copy of the assignment of such patent in favour of CWC;

     (g) CWC has received the letters attached hereto as Schedules "C" and "D" from Canadian Commercial Corporation ("CCC") and believes that CCC has endorsed the Technology and is prepared to support the Gas Generators process on a project-by-project basis.

5.2       WARRANTIES BY DELAWARE

          Delaware represents and warrants as follows:

     (a) Delaware is a corporation duly organized and existing under the laws of Delaware;

     (b) Delaware has full power and authority to enter into this agreement and to perform each and every covenant herein contained;

     (c) this agreement has been duly authorized, executed and delivered by Delaware and constitutes a valid, binding and legally enforceable agreement of Delaware.

5.3       INDEMNITY

          Each of the parties hereto shall indemnify and save the other party hereto of, from and against any losses, damages and costs (including counsel fees and expenses) which the other may suffer or incur by reasons of the breach of the representations and warranties set out in this Article 5.

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                                      -9-

                     ARTICLE 6 - ONGOING OBLIGATIONS OF CWC

6.1       FURTHER RESEARCH AND DEVELOPMENT BY CWC

          Following execution of this agreement, CWC may continue to work on the development of the Technology and will otherwise use its commercially reasonable best efforts to assist Delaware in completing the commercial development of Gas Generators.

             ARTICLE 7 - DISCLOSURE, PROTECTION AND CONFIDENTIALITY

7.1       DISCLOSURE

          CWC agrees that it will give employees of Delaware access during normal business hours to all the technical details relating to the Technology.

7.2       DISCLOSURE OF CWC IMPROVEMENTS

          CWC agrees that it will at all times and from time to time make complete and full disclosure to Delaware of all CWC Improvements and shall deliver or make available all documents, papers, designs, specifications, software and other material containing information relating thereto. Delaware shall be entitled to use and exploit the CWC Improvements under the terms and conditions of this agreement without payment of further compensation to CWC (except as shall be mutually agreed upon in writing between CWC and Delaware) and the definition of Technology shall include all CWC Improvements. The CWC Improvements will be owned by CWC.

7.3       DISCLOSURE OF DELAWARE IMPROVEMENTS

          Delaware agrees that it will at all times and from time to time make complete and full disclosure to CWC of all Delaware Improvements and shall deliver or make available all documents, papers, designs, specifications, software and other material containing information relating thereto. CWC shall be entitled to use and exploit the Delaware Improvements in Canada under the terms and conditions of this agreement without payment of further compensation to Delaware (except as shall be mutually agreed upon in writing between Delaware and CWC) and the definition of Technology

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                                      -10-

shall include all Delaware Improvements. The Delaware Improvements shall be owned exclusively by Delaware.

7.4       CONFIDENTIALITY

     (a) Delaware undertakes and agrees that it will not disclose Confidential Information to any other person or firm except to its employees, agents or representatives, or employees of Affiliates of Delaware or their agents or representatives and, to the extent necessary, to customers or potential customers for the purchase of Gas Generators.

     (b) CWC undertakes and agrees that it will not disclose Confidential Information to any other person or firm except to its employees, agents or representatives, or employees of Affiliates of CWC or their agents or representatives and, to the extent necessary, to customers or potential customers for the purchase of Gas Generators.

                           ARTICLE 8 - NON-COMPETITION

8.1       DELAWARE

          For a period of three (3) years following termination of the within agreement, Delaware undertakes and agrees that it will not, directly or indirectly, through Affiliates or otherwise, market Gas Generators to third parties or operate facilities using Gas Generators. This restriction shall apply notwithstanding the termination of this agreement unless such termination arises from a breach of this agreement by CWC, in which event this restriction shall not apply. Delaware undertakes and agrees that it will not in Canada, so long as the within agreement is in full force and effect, directly or indirectly, through Affiliates or otherwise, operate or participate in the operation of a business involving the use or operation of Gas Generators or generators using a similar technology.

8.2       CWC

          CWC undertakes and agrees that, except in Canada, it will not, so long as the within agreement is in full force and effect, directly or indirectly, through Affiliates or otherwise, operate

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                                      -11-

or participate in the operation of a business involving the use or operation of Gas Generators or generators using a similar technology.

                       ARTICLE 9 - RIGHT OF FIRST REFUSAL

9.1 CWC agrees to grant Delaware a right or first refusal to construct any commercial waste conversion facility (excluding Gas Generators) that is to be constructed in Canada on behalf of CWC or a subsidiary of CWC. CWC shall supply Delaware with detailed plans and specifications for the required facility and Delaware shall, as soon as reasonably practicable thereafter, submit a proposal to CWC for the construction of the facility including a breakdown of the costs to be incurred in constructing the facility. Such proposal shall contain commercially reasonable terms consistent with usual construction practices and clearly state the amount of the consideration payable to Delaware to complete the required work. Provided that such proposal does not contain terms or prices materially less favourable than those available from third-party contractors, CWC shall retain Delaware to construct such facility.

9.2 Should CWC decide to dispose of its right to market or use the Technology in Canada, it shall give Delaware the first right, for a period of fourteen (14) days, to match any offer received by CWC for such right to market or use the Technology.

                      ARTICLE 10 - DEFAULT AND TERMINATION

10.1      EVENTS OF DEFAULT

          The following shall constitute events of default:

     (a) if Delaware for any reason ceases for a period in excess of six (6) months to make reasonable efforts to market the Technology;

     (b) if Delaware is in material breach of the IDM Agreement or if Delaware makes a default in payment of any amount required to be paid to CWC under this agreement or if Delaware's subsidiary fails to make the loans to CWC referred to in Article 3 of the IDM Agreement;

     (c) if Delaware assigns or attempts to assign this agreement or any rights hereunder other than as provided hereunder or conditional upon the consent of CWC;

     (d) if CWC assigns or attempts to assign this agreement or any rights hereunder other than as provided hereunder or conditional upon the consent of Delaware;

     (e) if Delaware fails to perform any one or more of any of its material obligations under the terms of this agreement;

     (f) if CWC fails to perform any one or more of any of its material obligations under the terms of this agreement;

     (g)  if:

          (i) Delaware or any person to whom it has assigned its rights hereunder becomes insolvent, or makes an assignment for the general benefit of creditors, or if Delaware or any person to whom it has assigned its rights hereunder ceases to carry on business; or

          (ii) any proceedings shall be commenced by or against Delaware under any bankruptcy or insolvency laws or proceedings for the appointment of a custodian, receiver or receiver-manager, and Delaware does not forthwith dispute any such appointment or proceedings and fails to have such appointment vacated or such proceedings dismissed within seventy-five (75) days after such appointment or commencement of such proceedings;

     (h)  if in each twelve-month period following the earlier of:

          (i) the date a third party or Delaware or a subsidiary or Affiliate of Delaware has operated a commercially viable waste disposal facility for a period of one year using Gas Generators supplied by CWC or Delaware, and

          (ii) the date CWC has operated a commercially viable waste disposal facility for a period of one year using Gas Generators,

          Delaware, or the person to whom it has assigned its rights hereunder as herein provided, fails to either:

         (iii) commence the construction of not less than three (3) Gas Generators, or

          (iv) pays CWC the sum of One Hundred Fifty Thousand ($150,000) Dollars during such twelve-month period as additional consideration for keeping the within licence in good standing.

10.2      NOTICE OF DEFAULT

          Before any default is effective herein, the defaulting party shall be provided with a written notice by the other party specifying the claimed default. Such notice shall provide a period of thirty (30) days from the date of the notice within which the defaulting party may cure such default.

10.3      FAILURE TO CURE

          In the event that the defaulting party fails to cure any default to the other party's reasonable satisfaction within the thirty-day period referred to in section 10.2 hereof, the default will, unless the other party specifies otherwise, become effective on the last day of the said period and thereafter this agreement will terminate.

                       ARTICLE 11 - RESULTS OF TERMINATION

11.1      RESULTS OF TERMINATION

          On termination of this agreement, then:

     (a)  the licence shall be cancelled;

     (b)  Delaware shall cease use of the Technology;

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                                      -14-

     (c) Delaware shall return to CWC all written documents and other materials furnished by CWC to Delaware and all copies thereof;

     (d) all amounts accrued or payable by Delaware to CWC to the date of termination shall become due and payable and shall be paid within thirty (30) days of the effective date of termination;

     (e) all other rights and obligations between the parties pursuant to this agreement shall terminate, except for the rights and obligations which, according to the provisions of this agreement, survive the termination of same.

                             ARTICLE 12 - ASSIGNMENT

12.1      ASSIGNMENT

          Except as herein provided, neither this agreement nor any part thereof shall be assignable or transferable by Delaware without the prior written consent of CWC, which consent shall not be unreasonably withheld or delayed.
CWC may assign this agreement or any of its rights hereunder on thirty (30) days' prior written notice to Delaware, and Delaware may assign this agreement or any rights hereunder to a wholly-owned subsidiary of Delaware.

                            ARTICLE 13 - ARBITRATION

13.1      ARBITRATION

          All disputes, questions or differences arising in connection with this agreement which the parties cannot resolve themselves shall be finally settled by arbitration in accordance with the ARBITRATION ACT of the Province of Alberta, and such arbitration shall take place in Alberta. If the parties agree on one arbitrator, such arbitrator shall act as the sole arbitrator. If within a period of ten (10) days following the delivery of a notice to the other party requesting arbitration the parties have not agreed on an arbitrator, each of the parties shall appoint one arbitrator and such arbitrators shall appoint the third arbitrator.

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                                      -15-

                         ARTICLE 14 - GENERAL PROVISIONS

14.1      WAIVER

          No waiver, modification or cancellation of any term or condition or of any breach of any term or condition of this agreement shall be effective unless executed in writing. No waiver shall excuse the performance of any act other than the act specifically referred to in such waiver.

14.2      NOTICES

          Any notice, request, demand, consent or other communication provided or permitted hereunder shall be in writing and given by personal delivery or sent by registered mail, postage prepaid, addressed to the party for which it is intended at its address as set out below or as may be designated by notice pursuant hereto:

          CWC:                Continental Waste Conversion Inc.
                              230, 1509 Centre Street S.W.
                              Calgary, Alberta
                              Canada   T2G 2E6

          Delaware:           Continental Waste Conversion International Inc.
                              P.O. Box 388
                              386 Whitehead Avenue
                              South River, New Jersey
                              U.S.A.   08882

Each party may change its address for purposes of transmittal or receipt of any such communication by giving ten (10) days' prior written notice of such change to the other party in the manner prescribed above. Any notice so given shall be deemed to have been received on the date on which it was delivered or transmitted by telecommunications service, or if mailed, on the fifth business day following the mailing thereof.

14.3      INDEPENDENT CONTRACTORS

          This agreement does not constitute and shall not be construed as constituting a partnership or a joint venture between the parties hereto.

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                                      -16-


14.4      COUNTERPARTS

          This agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date first above written.

14.5      ENTIRE AGREEMENT

          This agreement and an agreement of the same date entered into between CWC and Delaware and the Schedules attached hereto and thereto contain the entire agreement between Delaware and CWC with respect to the subject matter hereof as of its date and supersedes all other prior agreements, negotiations, representations and proposals, written or oral, relating to its subject matter.

          IN WITNESS WHEREOF the parties hereto have executed this agreement as of the day and year first above written.


                                CONTINENTAL WASTE CONVERSION INC.


                                per: /s/ STANLEY J. POWELL
                                    -----------------------------------
                                     Chairman of the Board


                                per: /s/ DENNIS L. HAZELTON
                                    -----------------------------------



                                CONTINENTAL WASTE CONVERSION
                                INTERNATIONAL INC.


                                by: /s/ B. MUNCK
                                   ------------------------------------


                                by:
                                   ------------------------------------